UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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ALTISOURCE RESIDENTIAL CORPORATION
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ALTISOURCE RESIDENTIAL CORPORATION FILES DEFINITIVE PROXY
MATERIALS AND MAILS LETTER TO STOCKHOLDERS

Urges Stockholders to Vote the WHITE Proxy Card Today "FOR" Residential’s Director Nominees

Residential Has the Right Plan and the Right Team in Place to Continue Building Sustainable Value for Stockholders

CHRISTIANSTED, U.S. Virgin Islands, April 27, 2016 -- Altisource Residential Corporation (“Residential” or the “Company”) (NYSE:RESI) today announced that it has filed definitive proxy materials with the Securities and Exchange Commission (“SEC”) in connection with its upcoming 2016 Annual Meeting of Stockholders to be held on June 1, 2016. Stockholders of record as of the close of business on April 11, 2016 are eligible to vote at the 2016 Annual Meeting.

The Residential Board of Directors unanimously recommends that stockholders vote the WHITE proxy card “FOR” all of the Company’s experienced director nominees: George G. Ellison, David B. Reiner, Michael A. Eruzione, Robert J. Fitzpatrick and William P. Wall.

In conjunction with the definitive proxy filing, Residential is mailing a letter to the Company’s stockholders. Highlights of the letter include:

•
There is a compelling opportunity in the single-family rental market. Residential has implemented the right strategic plan to capitalize on the sustained growth in single-family rental demand and generate long-term stockholder value.

•	Residential’s lenders continue to support the Company’s strategy, as evidenced by the March and April 2016 extensions of, and increased available funding under, its repurchase and loan facilities.

•	Residential increased its rental portfolio by 247% over the course of 2015 and continues to evaluate additional high-yielding rental assets.

•	Residential should have sufficient capital, without having to access the equity markets, to target a substantial single-family rental portfolio while also opportunistically buying back stock.

•	Residential’s Board and management believe that initial operating results from the Company’s rental portfolio and ongoing analysis and execution of market opportunities support its investment thesis.

•	The Board and management team are closely aligned with the Company’s stockholders and are committed to effective, independent oversight. This is evidenced by, among other things:

◦
The negotiation and execution of a new asset management agreement between the Company and its external asset manager, Altisource Asset Management Corporation (“AAMC”), in March 2015 that significantly lowered fees payable to AAMC and further aligned AAMC’s objectives with those of the Company to acquire high-yielding assets;

◦	Residential’s commitment to continuing to buy back stock in a disciplined and deliberate manner to optimize shareholder returns; and

◦	The recent appointment of William P. Wall, an accomplished executive and proven business leader, to serve on the Board of Directors.

In contrast, RESI Shareholders Group has failed to provide the Company or its stockholders with any tangible plan or actionable ideas for driving success at Residential:

•
RESI Shareholders Group has repeatedly mischaracterized the Company’s strategic relationships and drastically overstated the cost structures with AAMC and Altisource Portfolio Solutions S.A. (“ASPS”). In addition, RESI Shareholders Group continues to advocate for the wholesale liquidation of Residential’s assets, which could impair the Company’s asset values or depress prices as buyers anticipate liquidation.

•	Members of RESI Shareholders Group are acting as short-term opportunistic traders, not committed investors in the Company:

◦
RESI Shareholders Group sold approximately two-thirds of their Residential stock over a period of less than three weeks in March as the Company’s stock price steadily rose. Specifically, during that time RESI Shareholders Group decreased its position from approximately 4.5% to approximately 1.5% of the Company’s stock in that short period.

•
Further, the RESI Shareholders Group commenced purchasing their current position in Residential immediately after the Company announced the diversification of its acquisition strategy, with which RESI Shareholders Group now purports to disagree.

Residential’s definitive proxy materials, letter to stockholders and other materials regarding the Board’s recommendation for the 2016 Annual Meeting can be found at the investor relations section of the Company’s website at www.altisourceresi.com.

The full text of the letter being mailed to stockholders follows:

VOTE THE ENCLOSED WHITE PROXY CARD TODAY
“FOR” ALL OF RESIDENTIAL’S EXPERIENCED DIRECTOR NOMINEES

April 27, 2016

Dear Fellow Altisource Residential Stockholder:

Over the past year, Altisource Residential Corporation (“Residential” or the “Company”) has diversified its acquisition strategy and taken positive steps to accelerate the execution of its business plan, which since inception has been to build a single-family rental business. Residential continues to take steps to capitalize on the compelling opportunity to acquire high-yielding single-family homes at attractive prices to generate a steady stream of rental income. Over the last ten years, the American residential housing market has experienced a steady increase in single-family home rental growth while homeownership rates have declined. In mid-2015, 43 million families and individuals lived in rental housing, up nearly 9 million from 2005-the largest gain in any 10-year period on record.1 In turn, this has driven rental vacancy rates to ten-year lows in 2014 and 2015. According to the American Community Survey, single-family rentals represent 35% of all household renters and 43% of the total rental population. In addition, only approximately 1% of the single-family home rental inventory has been institutionally managed. We believe that by operating in this segment of the rental market on an institutional scale, we can generate greater sustainable stockholder returns than acquiring non-performing loans (“NPLs”) given current NPL pricing. If NPL pricing were to become compelling, Residential has the flexibility and experience to capitalize on the opportunity.

Importantly, unlike many of the other operators in the SFR sector, Residential targets the moderately-priced single-family home market to acquire rental units, which in our view offers better yield opportunities. In the current market, tighter credit availability for lower-income buyers and the scarcity of institutional buyers should result in reduced price competition for reasonably priced homes. We believe that, when combined with sustained renter demand for working class homes, our lower home acquisition costs and our careful evaluation of capital expenditure requirements prior to acquisition should drive higher rental yields versus higher-end homes. This is a significant differentiator for Residential. By investing the Company’s resources in the higher-yielding working class market, we believe Residential is well positioned to reward investors with long-term growth and attractive stockholder returns in the form of steady dividends and a portfolio with inflation protection to potentially increase in value.

As discussed on our fourth quarter and full year 2015 earnings conference call, Residential is encouraged by its initial operating results as its SFR portfolio continues to grow. Residential is targeting a Net Operating Income margin of 60 - 65% and distributable returns on equity of 9 - 11%. Our stabilized portfolio results for the six months ended December 31, 2015 indicate that, with additional scale, these targets are realistic and achievable.

Through the judicious use of our cash, our strong financing relationships and the sale of a portion of our large portfolio of NPLs and non-rental REO properties, Residential has the resources to achieve scale without additional equity dilution and thereby capitalize on the current window of opportunity to buy large pools of stabilized homes at attractive yields. The current management team has increased the Company’s rental portfolio by 247% over the course of 2015 and continues to evaluate additional high-yielding rental assets.

Despite the Company’s promising future, a small group of short-term traders comprised of hedge funds and professional activists has launched a proxy battle, engendering needless cost and distraction for the Company. This group owns less than 2.5% of the Company’s common stock yet seeks to gain control of the Company by nominating three individuals for election to the Residential Board. This would allow RESI Shareholders Group to take control of, and potentially liquidate, your Company without paying stockholders a control premium. In our view, liquidation would be value destructive and potentially impair the Company’s asset values or depress prices as buyers anticipate liquidation. We believe RESI Shareholders Group is pursuing a self-serving, short-term agenda without regard for the sustainable best interests of the Company and all Residential stakeholders. Notably, RESI Shareholders Group abruptly DECREASED ITS POSITION in the Company by two-thirds during the period from March 4, 2016 to

___________________
1 Source: December 1, 2015 Report from the Joint Center for Housing of Harvard University “America’s Rental Housing - Expanding Options for Diverse and Growing Demand.”

March 23, 2016 from approximately 4.5% to approximately 1.5% of the Company’s common stock as the price of the Company’s stock steadily rose. RESI Shareholders Group currently holds less than 2.5% of Residential’s outstanding common stock and their actions indicate that it is comprised of short-term traders whose interests are not aligned with all stockholders.

At Residential’s Annual Meeting, you will be making an important decision regarding the future of the Company: you can either support the Board’s plan to deliver sustainable stockholder value or support the insurgent RESI Shareholders Group, which is seeking control of your Company in order to liquidate it. We urge you to protect the value of your investment in Residential by voting today “FOR” your experienced Director nominees on the enclosed WHITE proxy card: George G. Ellison, David B. Reiner, Michael A. Eruzione, Robert J. Fitzpatrick and William P. Wall.

YOUR BOARD OF DIRECTORS AND MANAGEMENT ARE SUCCESSFULLY EXECUTING THE COMPANY’S STRATEGY

Your Company’s leadership is active and engaged, responsive to market developments, and focused on results and long-term value creation. To that end, Residential’s Board and management team recognized an attractive opportunity to diversify the Company’s acquisition strategies and substantially grow our single-family rental portfolio, ultimately transitioning to a 100% single-family rental REIT. We firmly believe that at this point in the market cycle, purchasing single-family homes can realize our stockholder return goals better than purchasing NPLs or through a wholesale liquidation of the Company’s assets. Residential has sufficient capital, without having to access the equity markets, to achieve a substantial SFR portfolio.

Residential’s fourth quarter and full year 2015 results underscore the viability of our single-family rental strategy and recent transactions demonstrate the significant progress we have made, including:

•	Purchasing a pool of over 590 stabilized rental homes from Invitation Homes in five different states, which closed in March 2016;

•	Acquiring a total of 1,324 homes in the third quarter of 2015;

•	Expanding our One-by-One purchase program, in which we acquire rental properties on an individual basis, allowing Residential to target higher yields more accurately and with more certainty;

◦	156 homes acquired or under contract in the fourth quarter in 9 MSAs, and more purchase opportunities evaluated daily;

•	Closing two fourth quarter 2015 sales of 772 loans at approximately 99% of our marked to market value, creating additional buying power;

•	Closing the sale of an additional portfolio of 1,078 NPLs in March 2016 again at approximately 99% of our marked to market carrying value; and

•
Increasing, amending and extending the Company's repurchase and lending facilities including recent increases to the facility size for our repurchase facility with Credit Suisse First Boston Mortgage Capital, LLC from $275.0 million to $350.0 million and the size of our loan facility with Nomura Corporate Funding Americas, LLC from $200 million to $250 million.

Our partnership with Altisource Portfolio Solutions S.A. (“ASPS”) is a key driver of efficiency and cost management in our model, providing Residential with the growth engine and nationwide property management infrastructure to support the acquisition of large numbers of single-family rental properties. RESI Shareholders Group has repeatedly mischaracterized this arrangement by suggesting, among other things, that fees payable to ASPS are several multiples higher than they actually are. For example, RESI Shareholders Group claims the Company paid $87 million to ASPS in 2014, whereas the actual amount was $16.2 million. Our arrangement with ASPS is a fundamental aspect of the Company’s ongoing strategy to achieve scale in its single-family rental portfolio without incurring the substantial costs of developing our own internal nationwide property management infrastructure, which ASPS already has. Each of the service contracts between the Company and ASPS are readily available in the Company’s public filings and we believe such contracts are structured to be highly beneficial to our stockholders.

Importantly, in response to feedback from stockholders, and as a reflection of the Board’s confidence in the Company’s long-term strategy and belief that Residential’s stock at current levels represents an attractive investment opportunity, Residential will continue to execute against its $100 million buyback program announced in August 2015. As of the date of adoption, the program constituted approximately 12.4% of the Company’s market value and, to date, the Company has purchased $35 million worth of common stock. We will work to continue to strike the right balance between this activity, our liquidity position and the opportunity to buy high-yielding rental homes.

Once our transition is complete, we are confident our stock will be an attractive income-producing play on the growing U.S. rental market.

RESIDENTIAL’S BOARD IS CLOSELY ALIGNED WITH ALL STOCKHOLDERS

The Residential Board is structured to provide independent oversight and direction. The Board is comprised of five experienced and proven leaders, four of whom are independent directors and two of whom joined the Board in the past year. In February 2016, the Company added a new independent director - William P. Wall - to the Board, furthering the depth and breadth of our Board’s talent. Mr. Wall is an accomplished executive with significant Board level experience and extensive investment and corporate governance expertise. In addition, all of the Board’s committees are chaired by and consist of independent directors. Further, the Residential Board is actively involved in the oversight of the Company’s contractual arrangements with its key service providers and led the arm’s length negotiation and execution of a new asset management agreement between the Company and Altisource Asset Management Corporation (“AAMC”) in March 2015 (the “New AMA”).

The execution of the New AMA is a significant accomplishment for Residential and demonstrates a true alignment of the Company with its external asset manager. Under the New AMA, total fees payable to AAMC were reduced from $74 million in 2014 to $23.7 million in 2015, a 68% year over year reduction. Importantly, RESI Shareholders Group has continually mischaracterized the manner in which AAMC is compensated under the New AMA. Contrary to RESI Shareholders Group contention, AAMC’s fees are not based on the Company’s $2.7 billion in “gross assets.” Instead, AAMC receives a base management fee that is derived from the Company’s average invested equity capital for a given quarter multiplied by a percentage set forth in the New AMA. The Company’s average invested equity capital was approximately $1.2 billion in the fourth quarter of 2015, which is drastically smaller than the $2.7 billion suggested by RESI Shareholders Group. The base management fee percentage only increases if the size of the Company’s single-family rental portfolio grows. Importantly, AAMC is entitled to an incentive management fee only if the Company’s return on invested equity capital exceeds an annual hurdle rate of between 7 - 8.25%. As a result, the fees payable to AAMC under the New AMA are tied directly to Residential achieving its objective of growing its single-family rental portfolio with high-yielding and profitable assets. As with our contract with ASPS, we believe the New AMA is structured to be highly beneficial to our stockholders.

The Residential Board regularly engages with stockholders and is responsive to stockholder feedback. Over the past year, members of Residential’s Board and management have met with stockholders representing more than 80% of the Company’s outstanding shares. We have discussed stockholders’ views on the Company’s governance, capital allocation, strategic direction, value creation opportunities, stock buybacks, portfolio scale and operating results.

The Residential Board is comprised of directors who have broad and diverse experience that is relevant to Residential’s success, including:

•	Serving on the Boards of Directors and Board committees of various public and private organizations;

•	Real estate investment and residential housing expertise, particularly with respect to capital market activities, investment strategies and funding operations;

•	Extensive corporate governance experience;

•	Real estate financing sector expertise, as well as knowledge regarding accounting, finance and tax policy; and

•	Corporate brand development and management.

We are confident that Residential’s Board of Directors and leadership team, led by Mr. Reiner as Chairman and Mr. Ellison as Chief Executive Officer, have the depth and diversity of skills and expertise needed to continue executing the Company’s strategy and to further enhance stockholder value.

WE BELIEVE RESI SHAREHOLDERS GROUP IS COMPRISED OF SHORT-TERM
TRADERS WHOSE INTERESTS ARE NOT ALIGNED WITH ALL STOCKHOLDERS

Residential is dedicated to communicating with all of its stockholders and values constructive input toward the goal of enhancing stockholder value. However, RESI Shareholders Group has failed to outline any constructive steps to enhance the Company’s strategy or operating plans, and instead advocates a high-risk and value-destroying halt of our transformational single-family rental strategy, even as it is already producing positive results.

RESI Shareholders Group commenced its acquisition of its current holdings AFTER the Company’s first and second quarter 2015 earnings releases in which the Company clearly defined its diversifying acquisition strategy to accelerate the growth of its single-family rental portfolio by purchasing pools of rental properties and homes on a one-by-one basis, an acquisition strategy of which RESI Shareholders Group is now opportunistically critical. We believe RESI Shareholders Group is pursuing a self-serving, short-term agenda without regard for the sustainable best interests of the Company and all Residential stakeholders. As noted above, RESI Shareholders Group abruptly DECREASED ITS POSITION in the Company by two-thirds during the period from March 4, 2016 to March 23, 2016 from approximately 4.5% to approximately 1.5% of the Company’s outstanding common stock as the price of the Company’s stock steadily rose. RESI Shareholders Group currently holds less than 2.5% of Residential’s outstanding common stock and their actions indicate that it is comprised of short-term traders whose interests are not aligned with all stockholders. Your Board is actively engaged in balancing short-term needs against the Company’s long-term strategy and is committed to delivering superior results while serving the best interests of all Residential stockholders - not just RESI Shareholders Group.

YOUR BOARD IS COMMITTED TO CREATING VALUE AND SERVING THE INTERESTS OF ALL RESIDENTIAL STOCKHOLDERS

PLEASE VOTE THE WHITE PROXY CARD TODAY

We believe Residential has identified the path forward to deliver strong yields and improve long-term financial and operating performance. We are confident that we have the right Board, the right management team and the right strategy in place to create value for all stockholders.

Accordingly, whether or not you plan to attend the Annual Meeting, you have an opportunity to protect your investment in Residential by voting the WHITE proxy card “FOR” Residential’s five experienced director nominees. We urge you to vote today by telephone, by internet, or by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope provided. Please do NOT return or otherwise vote any proxy card sent to you by RESI Shareholders Group.

On behalf of the Board of Directors and management team, we appreciate the continued support of Residential stockholders as we build value together.

Sincerely,

/s/ David B. Reiner	/s/ George G. Ellison

David B. Reiner	George G. Ellison
Chairman of the Board of Directors	President and Chief Executive Officer

YOUR VOTE IS IMPORTANT!

If you have questions or need assistance in voting your shares on the WHITE proxy card, please contact our proxy solicitor:

INNISFREE M&A INCORPORATED

Shareholders call toll-free: (888) 750-5834
Banks and Brokers call collect: (212) 750-5833

Please do NOT execute any proxy card you may receive from RESI Shareholders Group, as it could revoke any previous proxy you submitted. Only your latest-dated proxy counts.

About Residential
Residential is focused on providing quality, affordable rental homes to families throughout the United States. Additional information is available at www.altisourceresi.com.

Forward-looking Statements
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts” or “potential” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions. The forward-looking statements contained in this press release reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause our actual results to differ significantly from those expressed in any forward-looking statement. Factors that may materially affect such forward-looking statements include, but are not limited to: our ability to implement our business strategy; our ability to make distributions to our stockholders; our ability to acquire assets for our portfolio, including difficulties in identifying single-family rental assets and properties to acquire; our ability to sell residential mortgage assets on favorable terms; the impact of changes to the supply of, value of and the returns on residential mortgage or single-family rental assets; our ability to successfully modify or otherwise resolve sub-performing and non-performing loans; our ability to convert residential mortgage loans to rental properties or acquire single-family rental properties and generate attractive returns; our ability to predict our costs; our ability to effectively compete with our competitors; our ability to apply the proceeds from financing activities or residential mortgage loan asset sales to target assets in a timely manner; changes in the market value of our acquired real estate owned and single-family rental properties; changes in interest rates and in the market value of the collateral underlying our sub-performing and non-performing loan portfolios; our ability to obtain and access financing arrangements on favorable terms, or at all; our ability to maintain adequate liquidity; our ability to retain our engagement of Altisource Management Corporation; the failure of Altisource Portfolio Solutions S.A. to effectively perform its obligations under various agreements with us; the failure of our mortgage loan servicers to effectively perform their servicing obligations; our failure to maintain qualification as a REIT; our failure to maintain our exemption from registration under the Investment Company Act; the impact of adverse real estate, mortgage or housing markets; the impact of adverse legislative, regulatory or tax changes; and general economic and market conditions and other risks and uncertainties detailed in the “Risk Factors” and other sections described from time to time in the Company’s current and future filings with the Securities and Exchange Commission. The foregoing list of factors should not be construed as exhaustive. While forward-looking statements reflect our good faith beliefs, assumptions and expectations, they are not guarantees of future performance. Such forward-looking statements speak only as of their respective dates, and we assume no obligation to update them to reflect changes in underlying assumptions or factors, new information or otherwise.

Important Additional Information and Where to Find It
The Company has filed a proxy statement and a WHITE proxy card on Schedule 14A and other relevant documents with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for its 2016 Annual Meeting of Stockholders or any adjournment or postponement thereof (the “2016 Annual Meeting”). STOCKHOLDERS ARE STRONGLY ADVISED TO READ THE COMPANY’S 2016 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE ACCOMPANYING WHITE PROXY CARD AND ANY OTHER DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain a free copy of the 2016 proxy statement, any amendments or supplements to the proxy statement and other documents that the Company files with the SEC from the SEC’s website at www.sec.gov or the Company’s website at http://ir.altisourceresi.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Certain Information Regarding Participants in Solicitation
The Company, its directors, its executive officers and its nominees for election as director may be deemed participants in the solicitation of proxies from stockholders in connection with the matters to be considered at the Company’s 2016 Annual Meeting. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of stockholders in connection with the Company’s 2016 Annual Meeting, and their direct or indirect interests, by security holdings or otherwise, which may be different from those of the Company’s stockholders generally, are set forth in the Company’s definitive proxy statement for the 2016 Annual Meeting on Schedule 14A that has been filed with the SEC and the other relevant documents to be filed with the SEC.

FOR FURTHER INFORMATION CONTACT:
Meaghan Repko / Jonathan Keehner / Adam Pollack
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449